Exhibit 99.1
NEWS RELEASE

DEAN FOODS COMPANY REPORTS THIRD QUARTER RESULTS
Company Reports GAAP Earnings from Continuing Operations of $0.54 per Share; Adjusted Earnings of $0.56 per Share
GAAP Operating Income Increases 22%; Adjusted Operating Income Growth of 12%
     DALLAS, November 7, 2006 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.54 per diluted share from continuing operations for the quarter ended September 30, 2006, as compared to $0.40 per diluted share from continuing operations for the quarter ended September 30, 2005. On an adjusted basis (as defined below), diluted earnings per share were $0.56, an increase of 19% from $0.47 in last year’s third quarter.
     Consolidated operating income from continuing operations in the third quarter totaled $169 million, an increase of 22% from $138 million in the third quarter of 2005. Adjusted third quarter operating income totaled $174 million, an increase of 12% from $156 million in the third quarter of 2005. The adjusted third quarter operating margin was 6.92%, up 85 basis points versus the third quarter last year.
     Net income from continuing operations for the third quarter totaled $74 million, compared with $62 million in the prior year third quarter. Adjusted net income for the third quarter was $78 million, 6% higher than the $73 million reported in the third quarter of 2005.
     Net sales for the third quarter totaled $2.5 billion, a decrease of 2% from the third quarter of 2005, due to the pass through of lower raw dairy input costs, partially offset by fluid milk volume growth at the Dairy Group and continued sales growth at WhiteWave Foods.
     “I am very pleased with the operating profit and earnings per share growth in the third quarter,” said Gregg Engles, chairman and chief executive officer. “Our portfolio of businesses continues to perform well, with especially robust results from the Dairy Group this quarter. WhiteWave Foods posted solid sales growth, while making considerable progress against its supply chain and information technology initiatives. As we look forward to 2007, we are confident that we are well positioned for sustained double-digit EPS growth.”

DAIRY GROUP
     Dairy Group net sales were $2.2 billion in the third quarter of 2006, down 3% from the prior year third quarter. The sales decrease was due to the pass through of lower dairy input costs that were partially offset by a 1.3% increase in fluid milk volumes. The third quarter Class I mover, which is an indicator of the Company’s raw milk costs, averaged $11.05 per hundred-weight, a 21% decrease from the same period in 2005. Class II butterfat prices averaged $1.32 per pound in the third quarter, 28% lower than the third quarter of 2005.
     Dairy Group segment operating income in the third quarter was $173 million, an increase of 10% year-over-year. Dairy Group operating margin increased 94 basis points to 7.83% of sales. Segment operating income growth was driven by increased fluid milk volumes and operational efficiencies resulting from ongoing plant rationalization activities and continuing productivity initiatives. In addition, there were a number of specific items in the quarter, including a favorable resolution of a dispute with a supplier, which on balance added approximately 3 percentage points to Dairy Group operating income growth in the quarter, or approximately 20 basis points of operating margin.
WHITEWAVE FOODS
     WhiteWave Foods reported third quarter net sales of $314 million, a 5% increase compared to third quarter 2005 net sales of $299 million. The sales increase was driven by strong sales growth in the core branded portfolio, partly offset by the SKU reduction activities undertaken late in 2005 and slower growth in non-core products.
     WhiteWave’s core products continued to post double-digit growth in the third quarter. Net sales of Horizon Organic® milk increased in the high teens in the quarter as the category continues to expand. Both Silk® soymilk and Land O’ Lakes fluid and cultured products grew in the low double digits and International Delight® coffee creamers grew in the low single digits in the third quarter.
     Consistent with previous expectations, segment operating income in the third quarter for WhiteWave Foods was $36.5 million, with operating margins of 11.6%, compared to $36.2 million, and operating margins of 12.1% in the prior year third quarter. WhiteWave operating margin decreased due to higher organic milk, sugar and fuel costs, SAP transition costs, and higher overall investments in information technology and support infrastructure. These increased costs were partially offset by supply chain efficiencies related to WhiteWave’s ongoing business consolidation and integration project.

CORPORATE
     Corporate expense was $35 million in the third quarter of 2006, 5% lower than in the same period of the prior year. The decrease in corporate expense is primarily related to lower share-based compensation expense.
     During the quarter, the Company reduced outstanding debt by $210 million, including over $96 million in proceeds from the sale of Leche Celta. Long-term debt at September 30, 2006 was under $3.2 billion, including $485 million due within one year that is reported as part of current liabilities. Interest expense during the quarter was $48 million, 27% higher than in the third quarter a year ago, due to higher average debt balances and the current interest rate environment.
     Through October 31, 2006, the Company has repurchased 4.5 million shares of its stock in 2006. As a result of its ongoing share repurchase program, diluted shares outstanding were 16 million shares lower in the third quarter of 2006 than in the same period a year earlier.
     Based on management’s review of historical stock option grants, certain administrative errors have been identified relating to certain stock option grants in 1997 and 2000. As the aggregate differences were not deemed material, the Company will not restate its historical results and the full impact of the pretax cumulative non-cash charge of approximately $500,000 was recognized in the third quarter, 2006.
OUTLOOK FOR THE REMAINDER OF 2006 AND FULL YEAR 2007
     “Looking to the end of this year, we believe we will finish the year with earnings per share growth of 15%-16% and are comfortable with estimates for full year 2006 adjusted earnings per share between $2.10 and $2.12,” said Engles. “Looking forward to 2007, we expect to enter the new year with considerable momentum and are comfortable with expectations for 11%-13% growth in adjusted earnings per share.”
RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006
     The Company’s net sales from continuing operations decreased slightly to $7.5 billion for the nine months ended September 30, 2006. The decrease was due to the pass through of lower raw dairy commodity costs which were offset by sales growth at WhiteWave Foods and volume growth in the Dairy Group. Net income from continuing operations for the first nine months of the year totaled $204 million, compared with $187 million in the first nine months of 2005. Diluted earnings per share from continuing operations for the nine months ended September 30, 2006 totaled $1.45, compared to $1.20 for the first nine months of 2005.

     On an adjusted basis (as defined below), net income for the nine months totaled $212 million, compared to $205 million in the same period of 2005. Adjusted diluted earnings per share from continuing operations for the first nine months of 2006 totaled $1.51 compared with $1.32 in the first nine months of 2005.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three and nine month periods ended September 30, 2006 and September 30, 2005 calculated according to GAAP and on an adjusted basis is attached.
     For the quarter ended September 30, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
a)	a $5.5 million ($3.4 million net of tax) charge related to the Madison, WI warehouse closing, ice cream production facility consolidation in the East Region, and other announced facility closings and reorganizations.
     For the quarter ended September 30, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
a)	an $18.0 million charge ($11.3 million net of tax) related to the closure of a facility in Union, NJ, consolidation activities at WhiteWave Foods and previously announced reorganizations and facility closings in the Dairy Group.
     For the nine months ended September 30, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization and non-recurring charges:

a)	a $12.8 million ($7.8 million net of tax) charge related to the Madison, WI warehouse closing, ice cream production facility consolidation in the East Region, and other previously announced facility closings and reorganizations.
     For the nine months ended September 30, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization and non-recurring charges:
a)	a $26.8 million charge ($16.7 million net of tax) related to the closure of a facility in Union, NJ, consolidation activities at WhiteWave Foods and previously announced reorganizations and facility closings in the Dairy Group, and

b)	a $3.1 million charge ($1.9 million net of tax) related to severance payments made to the former president of WhiteWave Foods.
CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the Company site at www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products and International Delight® coffee creamers. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and third largest organic yogurt brand in the United Kingdom.
FORWARD-LOOKING STATEMENTS
     Some of the statements in this press release are “forward-looking” and are intended to qualify for the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact:	Barry Sievert Senior Director, Investor Relations (214) 303-3437 Marguerite Copel Vice President, Corporate Communications (214) 303-1273
(Tables to follow)
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DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$2,517,792	$2,569,405	$2,517,792	$2,569,405
Cost of sales	1,823,786	1,918,356	1,823,786	1,918,356

Gross profit	694,006	651,049	694,006	651,049

Operating costs and expenses	519,789	495,082	519,789	495,082
Facility closings, reorganization costs and other	5,471	17,993	—	—

Operating income	168,746	137,974	174,217	155,967

Interest expense	48,031	37,837	48,031	37,837
Other (income) expense	(60)	(173)	(60)	(173)

Income from continuing operations before income taxes	120,775	100,310	126,246	118,303
Income taxes	46,277	38,129	48,374	44,823

Income from continuing operations	74,498	62,181	77,872	73,480
Income (loss) from discontinued operations, net of tax	(3,705)	37,203	—	—

Net income	$70,793	$99,384	$77,872	$73,480

Basic earnings per share:
Income from continuing operations	$0.56	$0.42	$0.58	$0.50
Income (loss) from discontinued operations	(0.03)	0.25	—	—

Net income	$0.53	$0.67	$0.58	$0.50

Basic average common shares (000’s)	133,739	148,098	133,739	148,098

Diluted earnings per share:
Income from continuing operations	$0.54	$0.40	$0.56	$0.47
Income (loss) from discontinued operations	(0.03)	0.24	—	—

Net income	$0.51	$0.64	$0.56	$0.47

Diluted average common shares (000’s)	139,160	155,536	139,160	155,536

[A]	Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings and reorganizations. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [B]
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$7,504,717	$7,559,106	$7,504,717	$7,559,106
Cost of sales	5,475,518	5,649,599	5,475,518	5,649,599

Gross profit	2,029,199	1,909,507	2,029,199	1,909,507

Operating costs and expenses	1,538,244	1,458,413	1,538,244	1,458,413
Facility closings, reorganization costs and other	12,823	29,894	—	—

Operating income	478,132	421,200	490,955	451,094

Interest expense	144,335	115,681	144,335	115,681
Other (income) expense	(46)	(455)	(46)	(455)

Income from continuing operations before income taxes	333,843	305,974	346,666	335,868
Income taxes	129,856	119,075	134,844	130,398

Income from continuing operations	203,987	186,899	211,822	205,470
Income (loss) from discontinued operations, net of tax	(51,534)	55,580	—	—

Net income	$152,453	$242,479	$211,822	$205,470

Basic earnings per share:
Income from continuing operations	$1.51	$1.25	$1.57	$1.37
Income (loss) from discontinued operations	(0.38)	0.37	—	—

Net income	$1.13	$1.62	$1.57	$1.37

Basic average common shares (000’s)	134,644	149,578	134,644	149,578

Diluted earnings per share:
Income from continuing operations	$1.45	$1.20	$1.51	$1.32
Income (loss) from discontinued operations	(0.36)	0.35	—	—

Net income	$1.09	$1.55	$1.51	$1.32

Diluted average common shares (000’s)	140,501	156,137	140,501	156,137

[B]	Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings and reorganizations. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Earnings Per Share Summary and Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
GAAP diluted earnings per share from continuing operations	$0.54	$0.40	$1.45	$1.20

Adjustments:
Facility closings, reorganization costs and other	0.02	0.07	0.06	0.12

Adjusted diluted earnings per share	$0.56	$0.47	$1.51	$1.32

Segment Information
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales
Dairy Group	$2,204,143	$2,270,310	$6,576,901	$6,690,986
WhiteWave Foods Company	313,649	299,095	927,816	868,120

Total	$2,517,792	$2,569,405	$7,504,717	$7,559,106

Segment operating income (loss)
Dairy Group	$172,653	$156,498	$505,878	$476,890
WhiteWave Foods Company	36,484	36,188	92,560	77,394
Corporate / Other	(34,920)	(36,719)	(107,483)	(103,190)

Subtotal	174,217	155,967	490,955	451,094
Facility closings, reorganization costs and other	(5,471)	(17,993)	(12,823)	(29,894)

Total operating income	$168,746	$137,974	$478,132	$421,200

DEAN FOODS COMPANY
Condensed Balance Sheets
(Dollars in thousands)

	September 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$43,070	$24,456
Other current assets	1,321,906	1,376,737

Total current assets	1,364,976	1,401,193

Property, plant & equipment	1,792,145	1,776,801

Intangibles & other assets	3,588,500	3,571,163
Assets of discontinued operations	17,587	301,727

Total Assets	$6,763,208	$7,050,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities, excluding debt	$864,808	$960,608

Total long-term debt, including current portion	3,176,373	3,386,848

Other long-term liabilities	719,560	675,186
Liabilities of discontinued operations	6,490	126,029

Stockholders’ equity:
Common stock	1,344	1,342
Additional paid-in capital	874,924	922,791
Retained earnings	1,156,466	1,004,013
Other comprehensive income (loss)	(36,757)	(25,933)

Total stockholders’ equity	1,995,977	1,902,213

Total Liabilities and Stockholders’ Equity	$6,763,208	$7,050,884

DEAN FOODS COMPANY
Condensed Statements of Cash Flows
(Dollars in thousands)

	Nine Months Ended September 30,
	2006	2005
Operating Activities
Net income	$152,453	$242,479
(Income) loss from discontinued operations	51,534	(55,580)
Depreciation and amortization	169,029	159,929
Deferred income taxes	61,802	43,569
Share-based compensation	28,554	32,280
Changes in current assets and liabilities	(43,307)	38,005
Other	6,887	7,542

Net cash provided by continuing operations	426,952	468,224
Net cash (used in) provided by discontinued operations	(900)	7,552

Net cash provided by operating activities	426,052	475,776

Investing Activities
Additions to property, plant and equipment	(174,913)	(206,035)
Cash outflows for acquisitions	(16,819)	(361)
Proceeds from divestitures	96,280	189,862
Proceeds from sale of fixed assets	5,619	7,021

Net cash used in continuing operations	(89,833)	(9,513)
Net cash used in discontinued operations	(14,696)	(22,636)

Net cash used in investing activities	(104,529)	(32,149)

Financing Activities
Proceeds from the issuance of debt	498,020	9,100
Repayment of debt	(729,381)	(196,301)
Issuance of common stock, net	28,049	46,051
Redemption of common stock	(135,679)	(345,087)
Tax savings on share-based compensation	31,211	16,895
Other	(6,889)	(3,281)

Net cash used in continuing operations	(314,669)	(472,623)
Net cash provided by discontinued operations	11,760	33,321

Net cash used in financing activities	(302,909)	(439,302)

Increase in cash and cash equivalents	18,614	4,325
Beginning cash balance	24,456	25,357

Ending cash balance	$43,070	$29,682